             AS FILED WITH THE SECURITIES AND EXCHANGAS FILED WITH
            THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                  Registration No. 333-20933
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ______________
                                    FORM S-3

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________
                               OCCUSYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
               DELAWARE                                        75-2543036
      (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                     Identification Number)
                          3010 LBJ FREEWAY, SUITE 400
                              DALLAS, TEXAS  75234
                                 (972) 484-2700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                JOHN K. CARLYLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               OCCUSYSTEMS, INC.
                          3010 LBJ FREEWAY, SUITE 400
                              DALLAS, TEXAS  75234
                                 (972) 484-2700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

           Copies of all communications, including all communications to the agent for service, should be sent to:

        RICHARD A. PARR II                              JEFFREY A. CHAPMAN
     EXECUTIVE VICE PRESIDENT                          VINSON & ELKINS L.L.P.
       AND GENERAL COUNSEL                           3700 TRAMMELL CROW CENTER
        OCCUSYSTEMS, INC.                                 2001 ROSS AVENUE
   3010 LBJ FREEWAY, SUITE 400                          DALLAS, TEXAS  75201
       DALLAS, TEXAS 75234

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ______________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                              PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        AMOUNT         MAXIMUM OFFERING    MAXIMUM AGGREGATE     AMOUNT OF
                                                      TO BE REGISTERED    PRICE PER NOTE(1)   OFFERING PRICE(1)    REGISTRATION
FEE
6% Convertible Subordinated Notes due 2001               $97,750,000            100%             $97,750,000          $29,622
Common Stock, par value $0.01 per share                      (2)                 (2)                 (2)                None

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

********************************************************************************
*  Information contained herein is subject to completion or amendment. A       *
*  Registration Statement relating to these securities has been filed with the *
*  Securities and Exchange Commission. These securities may not be sold nor    *
* may offers to buy be accepted prior to the time the Registration Statement   *
*  becomes effective. This Prospectus shall not constitute an offer to sell or *
*  the solicitation of an offer to buy nor shall there be any sale of these    *
*  securities in any State in which such offer, solicitation or sale would be  *
* unlawful prior to registration or qualification under the securities laws of *
*  any such State.                                                             *
********************************************************************************

                Subject to Completion, dated May 13, 1997

PROSPECTUS
                                  $97,750,000

                               OCCUSYSTEMS, INC.

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2001

          This Prospectus relates to the offering by the Selling Securityholders (the "Selling Securityholders") of up to an aggregate of $97,750,000 of 6% Convertible Subordinated Notes due 2001 (the "Notes") of OccuSystems, Inc., a Delaware corporation ("OccuSystems" or the "Company"), and the 3,291,246 shares of Common Stock, par value $.01 per share (the "Common Stock"), that are issuable upon conversion of the Notes at the initial conversion price (the "Conversion Price") of $29.70 per share (equivalent to a conversion rate of
33.67 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. The Notes will be convertible at the option of the holder into shares of Common Stock at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased. See "Description of Notes--Conversion Rights." The Notes offered hereby were originally offered by the Company in an underwritten private placement.

          Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1997. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 15, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company will be required to offer to purchase the Notes upon a Change of Control (as defined) at 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. There can be no assurance that the Company will have available financial resources necessary to repurchase the Notes in such circumstances.

          The Notes are unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture (as defined) will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company and its subsidiaries. At March 31, 1997, the Company had no Senior Indebtedness outstanding. See "Description of Notes."

          The Notes may be sold from time to time pursuant to this Prospectus by the Selling Securityholders. The Notes may be sold by the Selling Securityholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Notes is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

          On May 12, 1997, the last reported sale price for the Company's Common Stock on the Nasdaq National Market (where it trades under the symbol "OSYS") was $23 1/8 per share.

        SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN
                            INVESTMENT IN THE NOTES.
                              ____________________
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________
         , 1997

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http://www.sec.gov.

          The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          2.  The Company's Current Report on Form 8-K dated January 2, 1996;

          3.  The Company's Current Report on Form 8-K/A dated March 14, 1996;

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

          6. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

          7.  The Company's Current Report on Form 8-K dated November 1, 1996;

          8.  The Company's Current Report on Form 8-K dated December 4, 1996;

          9.  The Company's Current Report on Form 8-K/A dated December 5, 1996;

          10. The Company's Current Report on Form 8-K dated December 23, 1996; and

          11. The description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 0-24440) filed with the Commission on April 4, 1995, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.

          12. The Company's Current Report on Form 8-K dated April 21, 1997.

          13. The Company's Current Report on Form 8-K dated May 13, 1997.

          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

          Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  RISK FACTORS

          Prospective investors should consider carefully the following factors, together with the other information set forth in this Prospectus, in evaluating an investment in the Notes.


DEPENDENCE ON FUTURE ACQUISITIONS AND JOINT VENTURES

          The Company's growth in new and existing markets is dependent upon an aggressive acquisition and joint venture strategy. The Company is in various stages of negotiations to acquire practices from a number of prospective selling groups. There can be no assurance that further suitable acquisition candidates can be found, that acquisitions can be financed or consummated on favorable terms or that such acquisitions, if completed, will be successful. In addition, the Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry, which the Company expects to include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy.

          The Company has also entered into, and is in various stages of negotiations to form, joint ventures to own and operate occupational healthcare centers in selected markets. The Company's strategy is to form these joint ventures with competitively positioned hospital management companies, hospital systems and other healthcare providers. There can be no assurances that the Company will continue to utilize joint ventures as part of its growth strategy, that further suitable joint ventures can be formed or that such ventures will be successful.


RAPID GROWTH OF THE COMPANY

          Over the past five years, the Company has experienced rapid growth in its business and in its staff, and the Company's future results could be affected by its ability to manage growth and integrate acquisitions effectively.


UNCERTAINTIES RELATED TO CHANGING HEALTHCARE ENVIRONMENT

          The healthcare industry has experienced substantial changes in recent years. Although managed care has yet to become a major factor in occupational healthcare, the Company anticipates that managed care programs, including case rate and capitation plans, may play an increasing role in the delivery of occupational healthcare services, and that competition in the occupational healthcare industry may shift from individual practitioners to specialized provider groups such as those managed by the Company, insurance companies, health maintenance organizations ("HMOs") and other significant providers of managed care products. To facilitate the Company's managed care strategy, the Company is developing risk-sharing products for the workers' compensation industry that will be marketed to employers, insurers and managed care organizations. No assurance can be given that the Company will prosper in the changing healthcare environment or that the Company's strategy to develop managed care programs will succeed in meeting employers' and workers' occupational healthcare needs.

          There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past could, if adopted, adversely affect the Company.

GOVERNMENT REGULATION

          The provision of healthcare services is heavily regulated at both the state and federal levels. State and federal workers' compensation laws control many aspects of providing medical services to the individuals covered by such laws (including, in many cases, the amounts that may be charged for those services). Approximately 60% of the Company's revenues in the year ended December 31, 1996 were subject to state-mandated fee schedules prescribing maximum reimbursable amounts for designated medical procedures. Although recent changes in such fee schedules have not adversely affected the Company, there can be no assurances that prospective changes will not have such an effect. State laws generally prohibit anyone other than a licensed physician from engaging in acts that constitute the practice of medicine and also prohibit physicians from "splitting" their fees with other persons. The Company is also subject to various other federal and state laws. Many of the applicable laws are enforced by regulatory authorities with broad discretion to interpret the laws and promulgate corresponding regulations, and violations of these laws and regulations may result in substantial penalties. The Company believes that its operations are in material compliance with currently applicable laws and regulations. There can be no assurance, however, that a court or regulatory authority will not determine that the Company's operations are not in compliance with any applicable law or regulation or that any such determination will not have a material adverse effect on the Company.


SUBORDINATION

          The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, including OccuSystems, Inc.'s guarantee of borrowings under the loan agreement (the "Loan Agreement") among OccuCenters, Inc., a wholly- owned subsidiary of OccuSystems, Inc., as borrower, OccuSystems, Inc., as guarantor, and Creditanstalt--Bankverein ("Creditanstalt"), and will be structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of March 31, 1997, the Company had no Senior Indebtedness outstanding. See "Description of Notes--Subordination."

          The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions (including a guarantee by a wholly-owned subsidiary of the Company of certain indebtedness issued by Concentra Development Corp.). The Indenture will not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, will be structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

RISKS INHERENT IN PROVISION OF MEDICAL SERVICES

          The physician groups with which the Company is affiliated (the "Physician Groups"), and certain employees of the Company, are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under its management agreements with the Physician Groups for claims against them, maintains liability insurance for itself and negotiates liability insurance for the physicians in the Physician Groups. Successful malpractice claims asserted against the Physician Groups or the Company, however, could have a material adverse effect on the Company's financial condition and profitability.


COMPETITION

          The market to provide healthcare services within the workers' compensation system is highly fragmented and competitive. The Company's primary competitors have typically been independent physicians, hospital emergency departments and hospital-owned or -affiliated medical facilities. The Company believes that, due to the emergence of managed care, its competitors will increasingly consist of specialized provider groups, insurance companies, HMOs and other significant providers of managed care products. Many of the Company's current and potential competitors are significantly larger and have greater financial and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively against those competitors in the future.


LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

          Upon the occurrence of a Change of Control, unless waived by holders of in excess of two-thirds in aggregate principal amount of the then outstanding Notes, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the Company's repurchase of the Notes as a result of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including the Loan Agreement and other agreements relating to indebtedness. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

DEPENDENCE UPON KEY PERSONNEL

          The Company is dependent to a substantial extent upon the continuing efforts and abilities of certain key management personnel. In addition, the Company faces strong competition for experienced employees with technical expertise in the workers' compensation and managed care areas. The Company has obtained a "key man" life insurance policy on the life of John K. Carlyle, the Company's Chief Executive Officer. This policy provides benefits of $1 million upon the death of Mr. Carlyle and names the Company as sole beneficiary. Nevertheless, the loss of, or the inability to attract, qualified employees could have a material adverse effect on the Company's business.

VOLATILITY OF STOCK PRICE

          The market price of the Company's Common Stock has been volatile and may be volatile in the future. Future developments concerning the Company or its competitors, including developments related to governmental regulations, acquisitions, operating results and general market and economic conditions, may have a significant impact on the market price of the Company's Common Stock.

DIVIDEND POLICY AND RESTRICTIONS

          The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Loan Agreement prohibits the Company from paying dividends and making other distributions on its Common Stock.


ANTI-TAKEOVER PROVISIONS

          Certain provisions of the Company's Certificate of Incorporation and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company and replace incumbent management. For example, the Company's Certificate of Incorporation provides for a staggered Board of Directors and permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or establish one or more series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the Board of Directors may determine.

          In addition, the terms of certain indebtedness of the Company (including the Notes) may require prepayment upon a change of control of the Company and therefore may have an anti-takeover effect. See "Description of Notes-Change of Control."


ABSENCE OF EXISTING MARKET FOR NOTES

          The Notes constitute a new issue of securities. The Company has listed the notes on the Nasdaq National Market. Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown & Sons Incorporated and Piper Jaffray Inc., the initial purchasers of the Notes (the "Initial Purchasers"), informed the Company at the time of such purchase that they may make a market in the Notes and the underlying Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market-making activities at any time without notice.


          Prior to the effectiveness of the Registration Statement, the Notes were designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market; however, the Notes sold hereunder will no longer be eligible for trading through PORTAL, and no assurance can be given that an active trading market for the Notes will develop on the Nasdaq National Market or otherwise or, if such market develops, as to the liquidity or sustainability of such market. If an active trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. The Company may discontinue the listing of the Notes on the Nasdaq National Market or otherwise at any time. If an active public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on such factors, the Notes may trade at a discount from their principal amount.

                              RECENT DEVELOPMENTS

MERGER WITH CRA MANAGED CARE, INC.

          On April 21, 1997, the Company executed an Agreement and Plan of Reorganization (the "Merger Agreement") among the Company, CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), and Concentra Management Care, Inc., a Delaware corporation ("Concentra"), pursuant to which OccuSystems would merge with and into Concentra (the "OccuSystems Merger") and a wholly-owned subsidiary of Concentra would merge with and into CRA. Under the Merger Agreement, each share of the Company's Common Stock will be exchanged for one share of common stock in Concentra and each share of CRA's common stock, par value $.01 per share, will be exchanged for 1.786 shares of common stock in Concentra. Additionally, as a result of the OccuSystems Merger, Concentra will succeed to, and assume by operation of law, all of the Company's obligations under the Indenture and the Notes and the Notes will thereafter be convertible into shares of common stock of Concentra on the same basis as they would have been convertible into Common Stock of the Company. The consummation of the OccuSystems Merger will not constitute a Change of Control under the Indenture.


1995 LONG TERM INCENTIVE PLAN

          The Company intends to submit to its stockholders for approval at the Company's 1997 annual meeting of stockholders a proposal to increase the number of shares of Common Stock authorized for issuance under the Company's 1995 Long Term Incentive Plan from 1,000,000 to 2,000,000.


DRCA MEDICAL CORPORATION ACQUISITION

          Effective December 31, 1996, the Company agreed to acquire the occupational medicine business of DRCA Medical Corporation ("DRCA") for $7.7 million in cash. DRCA operates four occupational healthcare centers and a mobile testing service in Houston, Texas, and three centers in Little Rock, Arkansas, a new market for the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,       PRO         MARCH 31,
                              -----------------------      FORMA    ------------------
                               1994      1995     1996    1996(1)    1996       1997
                              -----      ----     ----    -------   ------     -------
                                                           (DOLLARS IN THOUSANDS)
Ratio of earnings to fixed
         charges (2).......    1.0x      2.7x     5.8x     2.9x      3.0x       3.0x

----------------
(1) The pro forma data give effect to the following pro forma adjustments as if they had occurred on January 1, 1995: (a) consummation of the Company's acquisitions (the "Recent Acquisitions") of Medical Plaza Industrial Clinic, Corporate Health Services, Inc., Medical and Surgical Clinic Association, P.A., Occupational Health Resources, Inc., Flagstaff Urgent Care, Deer Park Clinic and Austin Regional Clinic; and (b) sale of the Notes and use of proceeds therefrom. All of the Recent Acquisitions were effective on or before July 1, 1996.

(2) Computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges, by total fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals. The adjusted ratio of earnings to fixed charges gives effect to the net change in interest expense resulting from the sale of the principal amount of Notes and application of the estimated net proceeds therefrom.

                              DESCRIPTION OF NOTES

       Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of December 24, 1996, by and between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement (herein so called) among the Company and the Initial Purchasers does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to OccuSystems, Inc., exclusive of its subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below.

GENERAL

       The Notes are unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $97,750,000. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, as described under "--Subordination" below. The Notes have been issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

       The Notes will mature on December 15, 2001. The Notes bear interest at the rate per annum stated on the cover page of this Prospectus from December 24, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, commencing June 15, 1997, to the persons in whose names such Notes are registered at the close of business on the June 1 or December 1 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of offer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (which initially will be the office of the Trustee). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

       At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

       The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly-leveraged transaction or a change of control of the Company, except to the limited extent described under "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" below.

CONVERSION RIGHTS

       Each Holder of Notes will have the right at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time at the Conversion Price set forth on the cover page of this Offering Memorandum (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day, respectively, immediately prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

       In the case of any Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided no such payment shall be required with respect to interest payable on December 15, 1999. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period.

       The Conversion Price will be subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture), provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies),
(e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and
(f) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted.

       In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

       The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the

Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain Federal Income Tax Consequences."

       In case of any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

       The Company will cause all registrations with, and will obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Notes into Common Stock.

EFFECT OF THE MERGER AGREEMENT ON CONVERSION RIGHTS

       Upon consummation of the Merger Agreement, the Notes will be convertible into shares of common stock of Concentra on the same basis as they would have been convertible into shares of Common Stock of the Company.

SUBORDINATION

       The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. At March 31, 1997, on a pro forma basis after giving effect to the sale of the Notes and the use of the proceeds therefrom, the Company would have had no Senior Indebtedness outstanding. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries or the ability of the Company to transfer assets or business operations to its subsidiaries, subject to the provisions described under "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Limitation on Merger, Sale or Consolidation" below.

       The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

       Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness having a principal amount then outstanding in excess of $3 million (or with respect to which Senior Indebtedness the holders are obligated to lend in excess of $3 million principal amount) or their representative immediately to accelerate its maturity and (ii) written notice of such Non-Payment Default given to the Company and the Trustee by the holders of an aggregate of at least $3 million outstanding principal amount (or commitments to lend up to $3 million in Senior Indebtedness) of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-

Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. However, if any Payment Notice within such 365-day period is given by or on behalf of any holders of Senior Indebtedness other than under the Loan Agreement, the agent under the Loan Agreement may give another Payment Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

       In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

       Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes (other than Junior Securities) and
(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

       No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages with respect, to the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

       As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshalling of assets or liabilities of the Company and its subsidiaries, Holders of Notes may receive ratably less than other creditors.

       The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions. The Indenture will not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, will be structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.


REDEMPTION AT THE COMPANY'S OPTION

       The Notes will not be subject to redemption prior to December 15, 1999 and will be redeemable thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing December 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

         YEAR              PERCENTAGE
         ----              ----------
         1999.............   102.4%
         2000.............   101.2


  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

 The Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and liquidated damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional (except as set forth below) offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 50 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer.

If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

  On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

  The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

  The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its subsidiaries providing similar rights to the holders thereof. The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes could, absent a waiver, be blocked by the subordination provisions of the Notes. See "--Subordination" above.

  Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control is permissible without the consent of the Holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) the Company shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked, and (iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

  To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.


LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (other than to its wholly-owned subsidiaries), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and
(ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.


REPORTS

  Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of Section 13 or 15 (d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.


EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise, (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries (as defined), (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than nonrecourse obligations) in an amount in excess of $10 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $10 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding and
(vii) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a default in the payment of the principal of, premium, if any, or interest on or liquidated damages with respect to, any of the Notes when due or in the payment of any redemption or repurchase obligation.

  The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest and liquidated damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal and accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on, or liquidated damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or liquidated damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.


AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) adversely affect the right of such Holder to convert Notes. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Noteholders.


NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

  The Indenture provides that no stockholder, employee, officer or director, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer or director.


TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before (i) the mailing of a notice of an offer to repurchase as a result of a Change of Control or (ii) a selection of Notes to be redeemed.

 The registered holder of a Note may be treated as the owner of it for all purposes.


BOOK-ENTRY, DELIVERY AND FORM

  Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), are evidenced by one or more global Notes (the "144A Global Note") which were deposited on the date of the closing of the sale of the Notes to the Initial Purchasers (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Notes held by persons who acquired such Notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") were initially evidenced by one or more global Notes (the "Regulation S Global Note"), which was deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede as the Depositary's nominee, for the accounts of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"). Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. persons shall only be permitted as described below. The 144A Global Note and the Regulation S Global Note are hereinafter collectively referred to as the "Global Note". Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  QIBs may hold their interests in the 144A Global Note directly through the Depositary if such holder is a participant in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in Federal funds.

  Non-U.S. Persons may hold their interest in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through the Depositary. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Notes that were originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act, who were not QIBs or Non-U.S. Persons or to any other persons who were not QIBs or Non-U.S. Persons were issued in the form of registered definitive securities ("Certificated Notes"). Upon the transfer to a QIB or Non-U.S. Person of Certificated Notes, such Certificated Notes will, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between
Participants through electronic book-entry changes in accounts of its Participants (including Euroclear and Cedel). The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.  QIBs may
elect to hold Notes purchased by them through the Depositary. QIBs who are   not
Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not QIBs or Non-U.S. Persons may not hold Notes through the Depositary.

  Pursuant to procedures established by the Depositary, (i) upon deposit of the Global Notes, the Depositary credited the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of the Notes evidenced by the Global Note are shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

  So long as the Depositary or its nominee is the registered owner of a   Note,
the Depositary or such nominee, as the case may be, will be considered   the
sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

  Payments with respect to the principal of, premium, if any, interest on, and liquidated damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, interest, or liquidated damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

  Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

  If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTAIN DEFINITIONS

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly-owned subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation with or merger of the Company into any other Person, or conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on such day, or (y) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause
(ii) above, at least 90% of the consideration in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

  "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

  "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

  "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition or any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation, or (v) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all obligations of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such person, and all obligations to purchase, redeem or acquire any Capital Stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or
(d), or this clause (e), whether or not between or among the same parties.

  "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement or other interest rate hedge agreement, interest rate collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

  "Junior Securities" means any Qualified Capital Stock (as defined) and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

  "Loan Agreement" means the Amended and Restated Loan and Security Agreement, dated as of January 3, 1995, among OccuCenters, Inc., the Company, the lenders from time to time party thereto and Creditanstalt-Bankverein, as agent for the lenders thereunder, as the same may from time to time be amended, modified, supplemented, restated, renewed, refunded, restructured, refinanced, replaced or extended, in whole or in part, whether with same or different agents or lenders thereunder.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any subsidiary of the Company.

  "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

 "Stated Maturity," when used with respect to any Note, means December 15, 2001.

  "Subsidiary" with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such person a majority of the partnership interests, or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                            SELLING SECURITYHOLDERS

  The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each Selling Securityholder as of March 27, 1997 (assuming no Notes have been sold under this Prospectus as of such date), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of March 27, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                         Principal       Principal      Common Stock
           Name of Selling               Amount of    Amount of Notes  Owned Prior to   Common Stock
            Securityholder              Notes Owned   Offered Hereby      Offering     Offered Hereby
--------------------------------------  ------------  ---------------  --------------  --------------
Baron Asset Fund......................   $   500,000      $   500,000          16,835          16,835
Bear Stearns Securities Corp..........     3,950,000        3,950,000         132,997         132,997
CFW-C., L.P...........................     6,000,000        6,000,000         202,020         202,020
CM Converts Fund......................       350,000          350,000          11,785          11,785
Commonwealth Life Insurance -
  (TEAMSTERS/ Camden Non-
  Enhanced)...........................     2,250,000        2,250,000          75,758          75,758
Commonwealth Life Insurance -
  Stock TRAC (TEAMSTERS I)............     2,250,000        2,250,000          75,758          75,758
(The) David and Lura Lovell
  Foundation..........................       100,000          100,000           3,367           3,367
Deutsche Bank, AG London..............     8,150,000        8,150,000         274,411         274,411
Deutsche Morgan Grenfell Arbitrage,
  ltd.................................       375,000          375,000          12,626          12,626
Dillon, Read & Co. Inc................       150,000          150,000           5,051           5,051
Donaldson Lufkin & Jenrette
 Securities Corp......................     6,045,000        6,045,000         203,535         203,535
Glen Eagles Fund L.P..................       500,000          500,000          16,835          16,835
Hick Investment, L.P..................       500,000          500,000          16,835          16,835
Intermarket Fund S.A..................     1,000,000        1,000,000          33,670          33,670
Laterman Strategies 90's LLC..........       250,000          250,000           8,418           8,418
LDG Limited Fund......................       250,000          250,000           8,418           8,418
Lincoln Investment Management,
  Inc.................................     6,595,000        6,595,000         222,054         222,054
Lincoln National Convertible
  Securities Fund.....................     1,855,000        1,855,000          62,458          62,458
Lincoln National Life Insurance.......     4,740,000        4,740,000         159,596         159,596
Stephen Lovell........................       100,000          100,000           3,367           3,367
Lovell Family GST Exempt Trust........       100,000          100,000           3,367           3,367
Lovell Family Limited Partnership.....       500,000          500,000          16,835          16,835
Lura M. Lovell Trust..................       500,000          500,000          16,835          16,835
Mainstay Convertible Fund.............     5,000,000        5,000,000         168,350         168,350
Massachusetts Mutual Life Insurance
  Company.............................       870,000          870,000          29,293          29,293
MassMutual Corporate Investors........       415,000          415,000          13,973          13,973
MassMutual Corporate Value Partners
  Limited.............................       695,000          695,000          23,401          23,401
MassMutual High Yield Partners
  LLC.................................       820,000          820,000          27,609          27,609
Merrill Lynch Capital Markets Plc.....     3,600,000        3,600,000         121,212         121,212

Merrill Lynch Pierce Fenner & Smith
  Inc.................................     1,700,000        1,700,000          57,239          57,239
Millennium Trading Co., L.P...........     2,000,000        2,000,000          67,340          67,340
Ann L. Moushey........................       100,000          100,000           3,367           3,367
Off-Shore Strategies, LTD.............       750,000          750,000          25,253          25,253
Palladin Partners, L.P................       500,000          500,000          16,835          16,835
Public Institute for Social Security
  (PIFSS).............................     1,000,000        1,000,000          33,670          33,670
Ramius Fund, L.P......................       500,000          500,000          16,835          16,835
Robertson Stephens & Co., L.L.P.......       500,000          500,000          16,835          16,835
Societe Generale Securities
  Corporation.........................     1,000,000        1,000,000          33,670          33,670
Swiss Bank Corporation-London
  Branch
  c/o SBC Warburg Inc.................     1,000,000        1,000,000          33,670          33,670
The TCW Group, Inc....................     7,230,000        7,230,000         243,434         243,434
TQA Arbitrage Fund, L.P...............     1,000,000        1,000,000          33,670          33,670
TQA Leverage Fund, L.P................       250,000          250,000           8,418           8,418
TQA Vantage Fund, Ltd.................     1,000,000        1,000,000          33,670          33,670
Trust FBO Sharon Kerr Klinger.........        50,000           50,000           1,684           1,684
Trust FBO Paul S. Kerr III............        50,000           50,000           1,684           1,684
United National Life Insurance........        95,000           95,000           3,199           3,199
Walker Art Center.....................       300,000          300,000          10,101          10,101
Weirton Trust.........................       510,000          510,000          17,172          17,172
                                         -----------      -----------       ---------       ---------
  Subtotal............................   $77,945,000      $77,945,000       2,624,415       2,624,415
Unnamed holders of Notes or any
  future transferees, pledgees,
  doneees or successors of or from
  any such unnamed holders(3).........   $19,805,000      $19,805,000         666,831         666,831
                                         -----------      -----------       ---------       ---------
  Total...............................   $97,750,000      $97,750,000       3,291,246       3,291,246
                                         ===========      ===========       =========       =========

------------------
       (1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes --Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

       (2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

       (3) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in according with the Registration Rights Agreement (as defined).

       (4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

       Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

       Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

       The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


       UNITED STATES HOLDERS

       As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Notes or Common Stock. For taxable years beginning after December 31, 1996, a trust will be a "United States Holder" of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code.


PAYMENT OF INTEREST

       Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.


AMORTIZABLE BOND PREMIUM

       If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity (which, under certain proposed Treasury Regulations, will be determined by reference to an earlier call date if the call price would increase a United States Holder's yield on the Note), the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. If the United States Holder makes an election to amortize bond premium, the tax basis of all of such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service. On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

MARKET DISCOUNT

       Investors acquiring Notes pursuant to this Prospectus should consider that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

       Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects otherwise, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

       If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "--Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. A United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until it is disposed of in a taxable transaction.

       A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations as acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.


SALE, EXCHANGE OR REDEMPTION OF THE NOTES

       Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

       A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

       Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).


DIVIDENDS

       The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock.

       In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non- participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

       If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the Code). Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.


SALE OF COMMON STOCK

       Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes".

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

       In general, information reporting requirements will apply to payments of principal, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN) to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c)of the Code or
(d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

       As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.


PAYMENT OF INTEREST

       Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either
(a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

       Proposed Treasury Regulations would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The proposed Treasury Regulations also would require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The proposed Treasury Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the proposed Treasury Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

       Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 to the payor.


SALE, EXCHANGE OR REDEMPTION OF THE NOTES

       A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.


CONVERSION OF THE NOTES

       In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.


SALE OR EXCHANGE OF COMMON STOCK

       A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders-- Sale, Exchange or Redemption of the Notes" is satisfied.


DIVIDENDS

       Distributions by the Company with respect to the Common Stock that are treated as Dividends paid (or deemed paid), as described above under "United States Holders--Dividends" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

       Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that are proposed to be effective for distributions after 1997, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the proposed Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The proposed Treasury Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the proposed Treasury Regulations will be adopted as final regulations.


DEATH OF A NON-UNITED STATES HOLDER

       A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

       Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

       United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

       Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders-- Payment of Interest" or otherwise establishes an exemption.

       If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section. However, under the proposed Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the proposed Treasury Regulations.

THE COMPANY

       Under Section 279 of the Code, interest paid or incurred by a corporation with respect to certain convertible, subordinated indebtedness that is utilized to provide consideration for the acquisition of stock in another corporation (or a substantial portion of the assets of another corporation) is not deductible for federal income tax purposes to the extent interest on such "corporate acquisition indebtedness" as defined in Section 279 exceeds $5 million per year, reduced by the interest paid on certain other indebtedness that does not constitute "corporate acquisition indebtedness" for purposes of Section 279, but is used to fund corporate acquisitions. The Notes may constitute "corporate acquisition indebtedness" for purposes of Section 279 of the Code, which could result in all or a portion of the interest payments under the Notes not being deductible for federal income tax purposes. Although there can be no assurance, the Company does not anticipate that any significant portion of the interest deductions with respect to the Notes will be disallowed pursuant to Section 279.


                              PLAN OF DISTRIBUTION

       The Notes were issued to the Selling Securityholders in connection with an underwritten private placement and are convertible into Common Stock as described in "Description of Notes--Conversion Rights." The Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Common Stock under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Common Stock.

       The Notes and such Common Stock may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Notes and such Common Stock in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and such Common Stock may be sold directly or through underwriters or broker-dealers. If the Notes or shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders may pay underwriting discounts or brokerage commissions and charges. The methods by which the Notes and such Common Stock may be sold include (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) privately negotiated transactions.

       Pursuant to the provisions of the Registration Rights Agreement, the Company will pay the costs and expenses incident to its registration and qualification of the Notes and Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

       The Selling Securityholders and any underwriter or broker-dealer participating in the distribution of the Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits, discounts, commissions or concessions paid or allowed to any such underwriter or broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Notes and Common Stock against certain liabilities, including liabilities under the Securities Act.

       In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or Common Stock described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.


                                 LEGAL MATTERS

       The validity of the Notes and Common Stock offered hereby will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS

       The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

       The combined financial statements of Prizm Environmental & Occupational Health, Inc. incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITYHOLDER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

           _____________________

             TABLE OF CONTENTS


                                           PAGE
                                           ----
Available Information....................     2
Incorporation of Certain Information
  by Reference...........................     2
Risk Factors.............................     3
Recent Developments......................     6
Ratio of Earnings to Fixed Charges.......     8
Description of Notes.....................     9
Selling Securityholders..................    23
Certain Federal Income Tax Consequences..    26
Plan of Distribution.....................    32
Legal Matters............................    33
Experts..................................    33


================================================================================

================================================================================
                                  $97,750,000


                               OCCUSYSTEMS, INC.


                      6% CONVERTIBLE SUBORDINATED   NOTES
                                    DUE 2001



                                  ____________

                                   PROSPECTUS
                                  ____________



                                     , 1997


================================================================================

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses payable by the Registrant in connection with the registration of the Notes and Common Stock offered hereby are as follows:

          SEC Registration Fee......................  $ 29,622
          Nasdaq National Market System Filing Fee..    17,500
          Legal Fees and Expenses...................    35,000
          Accounting Fees and Expenses..............    35,000
          Fees and Expenses of Transfer Agent.......    10,000
          Miscellaneous Expenses....................     5,000
                                                      --------
           Total....................................  $132,122
                                                      ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Tenth of the Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to
Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Tenth of the Certificate of Incorporation provides that, in the event that an officer or director files suit against the Registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the Registrant to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

  The preceding discussion of the Registrant's Certificate of Incorporation and
Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

  The Registrant has entered into indemnity agreements with the Registrant's directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS
NUMBER                        DESCRIPTION OF EXHIBITS
--------                      -----------------------

  1.1*   --  Purchase Agreement dated December 24, 1996 among the Registrant,
             Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown &
             Sons Incorporated and Piper Jaffray, Inc.
  4.1*   --  Indenture dated as of December 24, 1996, between the Registrant and
             United States Trust Company of New York, as Trustee.
  4.2*   --  Registration Rights Agreement dated as of December 24, 1996, among the Registrant and Donaldson, Lufkin & Jenrette Securities
             Corporation, Alex. Brown & Sons Incorporated and Piper Jaffray Inc.
  5.1*   --  Opinion of Vinson & Elkins L.L.P.
 10.1*   --  Form of Amendment to Employment Agreement of John K. Carlyle.
 10.2*   --  Amendment to Employment Agreement of Daniel J.Thomas.
 10.3*   --  Amendment to Employment Agreement of Richard A. Parr II.
 10.4*   --  Amendment to Employment Agreement of James M. Greenwood.
 10.5*   --  Amendment to Employment Agreement of W. Thomas Fogarty, M.D.
 11.1*   --  Statement regarding computation of per share earnings (filed with the Company's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1996, which is incorporated herein by reference).
 12.1*   --  Statements regarding computation of ratios.
 23.1*   --  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
 23.2*   --  Consent of Arthur Andersen LLP, Independent Auditors.
 24.1*   --  Powers of Attorney (set forth on signature page).
 25.1    --  Form T-1.
-----------------
 * Previously filed.


ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-29033) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 13th day of May, 1997.

                         OCCUSYSTEMS, INC.
                         By: /s/ James M. Greenwood
                            -----------------------
                            James M. Greenwood
                            Senior Vice President, Chief Financial
                            Officer and Treasurer

          Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-20933) has been signed below by the following persons in the capacities indicated on the 13th day of May, 1997.

        SIGNATURE                                CAPACITY               DATE
----------------------------  -----------------------------------   ------------

   /s/ John K. Carlyle*       Chairman of the Board and Chief       May 13, 1997
----------------------------  Executive Officer (Principal
       John K. Carlyle        Executive Officer); Director


  /s/ James M. Greenwood      Senior Vice President, Chief          May 13, 1997
----------------------------  Financial Officer and Treasurer
      James M. Greenwood      (Principal Financial and Accounting
                              Officer)


   /s/ Daniel J. Thomas*      President and Chief Operating         May 13, 1997
----------------------------  Officer; Director
       Daniel J. Thomas


/s/ Richard D. Rehm, M.D.*    Director                              May 13, 1997
----------------------------
    Richard D. Rehm, M.D.

                              Director
----------------------------
     Robert W. O'Leary

    /s/ Paul B. Queally*      Director                              May 13, 1997
----------------------------
        Paul B. Queally


/s/ Stephen A. George, M.D.*  Director                              May 13, 1997
----------------------------
    Stephen A. George, M.D.


   /s/ Robert A. Ortenzio*    Director                              May 13, 1997
----------------------------
       Robert A. Ortenzio

* The undersigned, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-20933) pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and previously filed.

                                                 /s/ James M. Greenwood
                                              ------------------------------
                                                     James M. Greenwood
                                                      Attorney-in-Fact